Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Shareholder Services – Statements and Reports,” “General Information – Independent Registered Public Accounting Firm” and “Financial Statements and Report of Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated December 31, 2024, and each included in this Post-Effective Amendment No. 132 on the Registration Statement (Form N-1A, File No. 33-12988) of The AB Portfolios (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated October 28, 2024, with respect to the financial statements and financial highlights of AB Wealth Appreciation Strategy, AB All Market Total Return Portfolio, AB Sustainable Thematic Balanced Portfolio and AB Tax-Managed Wealth Appreciation Strategy (four of the funds constituting The AB Portfolios) included in the Annual Reports to Shareholders (Form N-CSR) for the year ended August 31, 2024, into this Registration Statement filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

December 26, 2024